Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 9, 2009, except Notes 13, 14, and the adoption of guidance for uncertain tax positions as discussed in Note 15, which are as of November 25, 2009, relating to the consolidated financial statements and financial statement schedule of RedPrairie Holding, Inc. and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

November 25, 2009